SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2004

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

     On October 15, 2004, Waste Management, Inc. (the “Company”) entered into a new five-year, $2.4 billion revolving credit facility (the “New Facility”) with Citibank, N.A. as Administrative Agent, JPMorgan Chase Bank and Bank of America, N.A. as Syndication Agents, Barclays Bank PLC and Deutsche Bank AG as Documentation Agents, J.P. Morgan Securities Inc. and Banc of America Securities LLC as Lead Arrangers and Book Managers and a syndicate of other banks. Waste Management Holdings, Inc., a wholly-owned subsidiary of the Company, has guaranteed all of the Company’s obligations under the New Facility. The New Facility replaces the Company’s three-year $650 million revolving credit agreement and five-year $1.75 billion revolving credit agreement, which would have expired in 2005 and 2006, respectively (the “Old Facilities”).

     Any borrowings under the New Facility will bear interest, at the Company’s option, at either a Eurodollar rate plus a spread ranging from 0.275% to 1.125% or at a base rate plus a spread of up to 0.2%, with such spread depending in each case on the ratings by Moody’s and Standard & Poor’s of the Company’s public senior debt. At closing of the New Facility, there were no borrowings outstanding under the Old Facilities; however, approximately $1.4 billion letters of credit supported by the Old Facilities were outstanding, all of which are now supported by the New Facility.

     The New Facility contains customary representations and warranties and affirmative and negative covenants. The New Facility requires the Company to maintain a minimum interest coverage ratio and a maximum total debt to EBITDA ratio. The interest coverage covenant requires that the ratio of the Company’s EBIT for the preceding four fiscal quarters to its consolidated total interest expense for such period shall not be less than 2.75 to 1. The total debt covenant requires that the ratio of the Company’s total debt to its EBITDA for the preceding four fiscal quarters will not be more than 3.5 to 1. The calculation of all components used in the covenants are as defined in the New Facility. The New Facility contains certain restrictions on the ability of the Company’s subsidiaries to incur additional indebtedness as well as restrictions on the ability of the Company and its subsidiaries to, among other things, incur liens; engage in sale-leaseback transactions; make certain investments; engage in mergers and consolidations and dispose of assets.

     The New Facility contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after stated grace period; inaccuracy of representations and warranties; violations of covenants, subject in certain cases to negotiated grace periods; certain bankruptcies and liquidations; any cross-default of more than $50 million; certain judgments of more than $25 million; certain ERISA-related events; and a change in control (as defined in the agreement) of the Company. If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the New Facility and cash-collateralize any outstanding letters of credit supported by the New Facility. Banks that hold more than 50% of the commitments under the New Facility may elect to accelerate the maturity of all amounts due upon the occurrence and during the continuation of an event of default.

     Several of the banks that are party to the New Facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: October 19, 2004	By:	/s/ Cherie C. Rice
Cherie C. Rice
Vice President -- Finance and Treasurer